                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          VERITAS Software Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                          VERITAS SOFTWARE CORPORATION

April 3, 1998

Dear VERITAS Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of VERITAS Software Corporation to be held at the Company's headquarters located at 1600 Plymouth Street, Mountain View, California 94043 on Thursday, April 23, 1998 at 8:30 a.m. Pacific Time.

     The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote on the business to be considered at this meeting is important, regardless of the number of shares you own. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          LOGO

                                          Mark Leslie
                                          President, Chief Executive Officer and
                                          Co-Chairman of the Board

                          VERITAS SOFTWARE CORPORATION
                              1600 PLYMOUTH STREET
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     To the Stockholders of VERITAS Software Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VERITAS Software Corporation (the "Company") will be held at the Company's headquarters located at 1600 Plymouth Street, Mountain View, California 94043 on Thursday, April 23, 1998 at 8:30 a.m. Pacific Time for the following purposes:

     1. To elect seven directors of the Company, each to serve until the next Annual Meeting of Stockholders or until his successor has been elected and qualified or until such director's earlier resignation or removal;

     2. To ratify the Board of Director's selection of Ernst & Young LLP as independent accountants for the Company for the current fiscal year; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 10, 1998 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Mark Leslie
                                          President, Chief Executive Officer and
                                          Co-Chairman
                                          of the Board
Mountain View, California
April 3, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                          VERITAS SOFTWARE CORPORATION
                              1600 PLYMOUTH STREET
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                 APRIL 3, 1998

     Your proxy, using the enclosed form, is solicited by the Board of Directors of VERITAS Software Corporation, a Delaware Corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 23, 1998 at 8:30 a.m. Pacific Time, at the Company's headquarters located at 1600 Plymouth Street, Mountain View, California 94043 (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the nominees and the proposal set forth in the accompanying notice of Meeting and this Proxy Statement. This Proxy Statement and the accompanying proxy form were first mailed on or about April 3, 1998 to stockholders entitled to vote at the Meeting.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     The only items of business which the Board of Directors intends to present at the Meeting are listed in the preceding Notice of Annual Meeting of Stockholders and are explained in more detail on the following pages.

     Only holders of record of the Company's Common Stock at the close of business on March 10, 1998 (the "Record Date") will be entitled to vote at the Meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business at the Meeting. At the close of business on the Record Date, the Company had 31,098,186 shares of Common Stock outstanding and entitled to vote. Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of the Company's Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Approval of Proposal No. 2 requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Meeting that are voted "for" or "against" the proposal. Neither an abstention nor a broker non-vote will be counted as a vote "for" or "against" Proposal No. 2. All votes will be tabulated by the inspector of elections appointed for the Meeting.

     The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope. All executed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein; however, returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes "for" such proposal (or, in the case of the election of directors, as a vote "for" election to the Board of all the nominees presented by the Board). In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote. The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers and regular employees of the Company.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it before the Meeting or at the Meeting before the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting, or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Seven directors will be elected at the Meeting. Each director will serve until the next annual meeting of stockholders or until a successor is duly elected and qualified or until such director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the seven nominees listed below unless the proxy is marked in such a manner as to withhold authority so to vote. Should any of the nominees listed below become unavailable at the time of the Meeting to accept nomination for election as a director, the proxy holders named in the enclosed proxy may vote for substitute nominees at their discretion. The Company is not aware of any nominee who will be unable to or will not serve as a director.

                             NOMINEES FOR DIRECTOR

     The names of the nominees and certain information about them as of March 25, 1998 are set forth below:

                                                                                       DIRECTOR
    NAME OF NOMINEE      AGE                    PRINCIPAL OCCUPATION                    SINCE
    ---------------      ---                    --------------------                   --------
Mark Leslie............  52    President, Chief Executive Officer and Co-Chairman of     1988
                               the Board
Geoffrey W. Squire.....  51    Executive Vice-President and Co-Chairman of the Board     1997
Fred van den Bosch.....  51    Executive Vice President of Engineering                   1996
Joseph D.                53    General Partner of Matrix Partners                        1987
  Rizzi(1)(2)..........
William H. Janeway.....  54    Managing Director of Warburg, Pincus & Company, Inc.      1997
Roel Pieper(1)(2)......  41    Executive Vice President, Philips Electronics             1992
Steven Brooks..........  44    Managing Director of Donaldson, Lufkin & Jenrette         1996

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Each of the directors listed above were previously elected at the Company's Annual Meeting of Stockholders held on April 24, 1997, except that Geoffrey W. Squire and William H. Janeway were appointed as directors on April 25, 1997.

     MARK LESLIE has served as President and Chief Executive Officer of the Company since 1990 and as a director of the Company since 1988. From 1989 until 1990, he was the principal and owner of Leslie Consulting, a management consulting firm and from 1984 until 1989, he served as President and Chief Executive Officer of Rugged Digital Systems, Inc., a computer manufacturer. Mr. Leslie is also Chairman of the Board of Versant Object Technology Corporation, an object-oriented database company. Mr. Leslie received a B.A. in Physics and Mathematics from New York University in 1966 and completed Harvard Business School's Program for Management Development in 1980.

     GEOFFREY W. SQUIRE has been Co-Chairman of the Board of Directors and Executive Vice-President of the Company since April 1997, when the Company merged with OpenVision Technologies, Inc. ("OpenVision"). Mr. Squire became a director of OpenVision in January 1994 and was appointed Chief Executive Officer of OpenVision in July 1995. From January 1994 to November 1994, Mr. Squire was Executive Vice President and Chief Executive Officer of International Operations. From November 1994 to June 1995, Mr. Squire was President and Chief Operating Officer of OpenVision. From 1984 to 1987, Mr. Squire was Managing Director and Senior Vice President of Oracle Corporation and, from 1987 to 1990, Chief Executive Officer of Oracle Europe. In 1990, he was promoted to Executive Vice President of Oracle Corporation and President of Worldwide Operations. In July 1992, he was appointed to Oracle's five-person Executive Committee with responsibility as Chief Executive, International Operations. Mr. Squire has sat on the Council of the U.K. Computing Services and Software Association since 1990. In 1995, Mr. Squire was elected as the founding President of the European Information Services Association. Mr. Squire is also a director of Industri-Mathematik International Corp.

     FRED VAN DEN BOSCH has served as Executive Vice President, Engineering of the Company since July 1997. Mr. van den Bosch served as Senior Vice President, Engineering of the Company from 1991 to July 1997 and was appointed as a director of the Company in February 1996. From 1970 until 1990, he served in various positions with Philips Information Systems, including Director of Technology from 1988 until 1990. Mr. van den Bosch received an M.S. in Applied Mathematics from the Technical University of Delft (The Netherlands) in 1969.

     JOSEPH D. RIZZI has been a director of the Company since 1987. Since 1986, he has been a general partner of Matrix Partners, a venture capital firm. From 1979 to 1985, he was Chief Executive Officer of Elxsi, a computer company. Mr. Rizzi received an M.S. in Electrical Engineering from the University of New Hampshire in 1964.

     WILLIAM H. JANEWAY was appointed as a director of the Company on April 25, 1997. Mr. Janeway has been a Managing Director of E.M. Warburg Pincus & Co., LLC, since 1988. Prior to Joining E.M. Warburg Pincus & Co., LLC, Mr. Janeway was the Vice President and Director of Corporate Finance from 1979 to 1988 at F. Eberstadt & Co., Inc. Mr. Janeway is a director of ECsoft Group, PLC, Vanstar Corporation, Maxis, Inc., Zilog, Inc., Industri-Mathematik Intl. Corp. and several privately held companies.

     ROEL PIEPER has been a director of the Company since 1992. Mr. Pieper has served as Executive Vice President of Philips Electronics, The Netherlands, since January 1998. From 1996 to January 1998, Mr. Pieper was President and Chief Executive Officer of Tandem Computers Incorporated. From 1993 to 1996 he served as President and Chief Executive Officer of Ungermann-Bass, Inc., a global data network integrator and product supplier, and Senior Vice President of Tandem Computers Incorporated, a manufacturer of fault-tolerant computer systems and the parent company of Ungermann-Bass, Inc. From November 1991 to 1993, he served as President and Chief Executive Officer of UNIX System Laboratories, and from January 1991 to November 1991 he served as Executive Vice President, Marketing and Sales of UNIX System Laboratories. Mr. Pieper served as Senior Vice President of the Technology Division of Software AG USA, an American subsidiary of a German software development company, from 1988 to 1989, and then as Software AG USA's Chief Technology Officer until 1990. Mr Pieper also serves as a director of General Magic, Inc. and Lincoln National Corporation.

     STEVEN BROOKS has been a director of the Company since 1996. From September 1997, Mr. Brooks has served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm. From 1996 to 1997, Mr. Brooks was a private investor and a consultant to technology companies. From 1994 to 1997, Mr. Brooks served as Managing Director and Head of Global Technology Investment Banking at the Union Bank of Switzerland Securities, LLC. From 1988 to 1994, Mr. Brooks was a private investor and consultant to high-technology firms. From 1986 to 1988, Mr. Brooks served as Managing Partner of investment banking at Robertson, Stephens & Co., a San Francisco-based investment bank. Mr. Brooks is a director of Paychex, Inc. a national payroll processing and business services company; and QRS, an electronic commerce company, as well as several private companies.

     INFORMATION REGARDING THE BOARD OF DIRECTOR'S MEETINGS AND COMMITTEES

     The Board of Directors of the Company is responsible for the overall affairs of the Company. To assist it in carrying out this responsibility, the Board has delegated certain authority to designated committees, the current membership and duties of which are as follows:

       AUDIT COMMITTEE             COMPENSATION COMMITTEE
       ---------------             ----------------------
       Joseph D. Rizzi                Joseph D. Rizzi
         Roel Pieper                    Roel Pieper

     AUDIT COMMITTEE. The Audit Committee satisfies itself as to the independence and competence of the Company's public accountants. It reviews with them and with the Company's internal accounting staff the scope and results of the independent accountants audit work, the Company's annual financial statements, and the Company's internal accounting and control systems. The Audit Committee also recommends to the Board the firm of independent public accountants to be selected to audit the Company's accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of the Company's affairs. The Audit Committee was established in October 1993 and met once during 1997.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation for officers and compensation guidelines for employees of the Company. The Compensation Committee met once during fiscal 1997.

     The Board does not have a nominating committee or a committee performing similar functions. The Board met nine times, including telephone conference meetings, during fiscal 1997. No director, other than Mr. Pieper, attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the time period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served).

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

                                 PROPOSAL NO. 2

                           RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Ernst & Young LLP as the Company's independent public accountants to perform the audit of the financial statements of the Company for the year ending December 31, 1998 and the stockholders are being asked to ratify such selection. One or more representatives of Ernst & Young LLP will be present at the Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

                          THE BOARD RECOMMENDS A VOTE
           FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information, as of February 28, 1998, with respect to the beneficial ownership of the Company's Common Stock by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each executive officer named in the Summary Compensation Table below (the "Named Officers"), (iii) each director and nominee, (iv) all current executive officers and directors as a group.

                                               AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
   ------------------------------------      ------------------------   ----------------
Warburg Pincus(2)..........................         5,438,868                   17.49%
William H. Janeway(2)......................         5,438,868                   17.49%
Nicholas Applegate(3)......................         2,718,179                    8.83%
Pilgrim Baxter and Associates(4)...........         1,858,771                    6.04%
Mark Leslie(5).............................           729,610                    2.35%
Geoffrey W. Squire(6)......................           390,370                    1.26%
Fred van den Bosch(7)......................           244,965             Less than 1%
Paul A. Sallaberry(8)......................            67,550             Less than 1%
Peter J. Levine(9).........................            48,415             Less than 1%
Joseph D. Rizzi(10)........................            76,722             Less than 1%
Steven Brooks(11)..........................            20,438             Less than 1%
Roel Pieper(12)............................            16,310             Less than 1%
All current executive officers and
  directors as a group(11 persons)(13).....         7,124,448                   22.91%

---------------
 (1) Based upon information supplied by officers, directors and principal stockholders, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Includes shares of Common Stock issuable to the identified person or entity pursuant to stock options which may be exercised within sixty days of February 28, 1998. In calculating the percentage of ownership, such shares are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by another stockholder.

 (2) Warburg, Pincus & Co., the sole general partner of Warburg, has a 20% interest in the profits of Warburg. E.M. Warburg, Pincus & Co., LLC manages Warburg. Lionel L. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC and may be deemed to control both Warburg, Pincus & Co., and E.M. Warburg, Pincus & Co., LLC. The members of E.M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg,

     Pincus & Co. Mr. Janeway, a director of the Company, is a Managing Director and member of E.M. Warburg, Pincus & Co., LLC and general partner of Warburg, Pincus & Co. As such, Mr. Janeway may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by Warburg. Mr. Janeway disclaims beneficial ownership, for purposes of
     Section 16 of the Act or otherwise, of such shares. The address of Warburg is 466 Lexington Avenue, New York, N.Y. 10017.

 (3) Represents shares held by Nicholas Applegate Capital Management ("NACM"), an institutional investment manager, on behalf of various client accounts, and for which NACM shares voting power and holds sole dispositive power. The address of NACM is 600 West Broadway, 29th Floor, San Diego, CA 92101-3311.

 (4) Represents shares held by Pilgrim, Baxter & Associates ("Pilgrim"), an institutional investment manager, on behalf of various client accounts, and for which Pilgrim shares voting power and holds sole dispositive power. The address of Pilgrim is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

 (5) Includes 175,938 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Leslie is the President and Chief Executive Officer, as well as a Co-Chairman of the Board.

 (6) Includes 33,225 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Squire is the Company's Executive Vice President, as well as a Co-Chairman of the Board.

 (7) Includes 154,618 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. van den Bosch is the Company's Executive Vice President of Engineering, as well as a director of the Company.

 (8) Includes 46,072 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Sallaberry is the Senior Vice President of Worldwide Sales.

 (9) Includes 37,125 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Levine is the Company's Senior Vice President of OEM Sales and Mergers and Acquisitions.

(10) Includes 31,500 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Rizzi is a director of the Company.

(11) Includes 17,438 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Brooks is a director of the Company.

(12) Includes 16,310 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998. Mr. Pieper is a director of the Company.

(13) Includes 521,090 shares subject to options which are either immediately exercisable or may be exercised within 60 days of February 28, 1998.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1995, 1996 and 1997 by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during such period (together, the "Named Officers"). This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred. The Company does not grant SARs and has no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                      ANNUAL COMPENSATION             COMPENSATION
                                              ------------------------------------    ------------
                                                                                       SECURITIES
                                                                      OTHER ANNUAL     UNDERLYING
                                               SALARY      BONUS      COMPENSATION      OPTIONS
    NAME AND PRINCIPLE POSITION       YEAR      ($)        ($)(1)         ($)             (#)
    ---------------------------       ----    --------    --------    ------------    ------------
Mark Leslie.........................  1997    $250,000    $326,400      $ 1,200         127,499
President, Chief                      1996    $230,000    $170,800           --         112,500
Executive Officer                     1995    $200,000    $180,000           --          67,500
Geoffrey W. Squire(2)...............  1997    $169,689    $208,875      $18,444              --
Executive Vice President              1996          --          --           --              --
                                      1995          --          --           --              --
Paul A. Sallaberry(2)(3)............  1997    $284,170    $ 58,485      $ 1,200          52,499
Senior Vice President,                1996          --          --           --              --
Worldwide Sales                       1995          --          --           --              --
Fred van den Bosch..................  1997    $160,000    $140,598      $ 1,200          74,999
Executive Vice President              1996    $145,000    $ 78,082           --          33,750
of Engineering                        1995    $140,000    $110,000           --          36,000
Peter J. Levine(4)..................  1997    $145,000    $149,270      $ 1,200          52,500
Senior Vice President of              1996    $110,000    $ 48,380           --          31,500
OEM Sales and Mergers and             1995    $131,118    $ 50,000           --          22,500
Acquisitions

---------------

(1) Portions of bonuses for services rendered in fiscal year 1995 and 1996 were paid in fiscal year 1996 and 1997 respectively.

(2) This person joined the Company in April 1997 when the Company merged with OpenVision Technologies, Inc.

(3) Includes sales commissions paid to Mr. Sallaberry by the Company in the amount of $170,837 in 1997.

(4) Includes sales commissions paid to Mr. Levine by the Company in the amount of $31,118 in 1995.

     The following table sets forth further information regarding the individual grants of stock options pursuant to the Company's stock option plans during fiscal 1997 to each of the Named Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year term based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                          STOCK OPTION GRANTS IN 1997

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES
                                                                                   OF STOCK PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                          FOR OPTION TERM(3)
                          ------------------------------------------------------   ---------------------------
                            NUMBER      % OF TOTAL
                              OF         OPTIONS
                          SECURITIES     GRANTED
                          UNDERLYING   TO EMPLOYEES     EXERCISE
                           OPTIONS      IN FISCAL        OR BASE      EXPIRATION
          NAME            GRANTED(1)       YEAR         PRICE(2)         DATE           5%            10%
          ----            ----------   ------------   -------------   ----------   ------------   ------------
                             (#)                         ($/SH)                        ($)            ($)
Mark Leslie.............   127,499         6.1            32.33        6-19-07      $2,592,595     $6,570,145
Geoffrey W. Squire......        --        --                  --            --              --             --
Paul A. Sallaberry......    52,499         2.5            32.33        6-19-07      $1,067,527     $2,705,324
Fred van den Bosch......    74,999         3.6            32.33        6-19-07      $1,525,048     $3,864,770
Peter J. Levine.........    52,500         2.5            32.33        6-19-07      $1,067,548     $2,705,375

---------------
(1) Stock options vest over four years at the rate of 1/48th per month, such vesting to accelerate in the event of an acquisition or merger of the Company. Stock grants prior to April 20, 1995 are immediately exercisable, with some purchases being subject to a repurchase in the Company at the original price that lapses as such shares vest. The options were granted for a term of ten years, subject to earlier termination upon termination of employment.

(2) The exercise price of all stock options was equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

     The following table sets forth certain information concerning the exercise of stock options during 1997 by each of the Named Officers, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both vested and unvested stock options held on December 31, 1997 by each of the Named Officers. Also reported are values for "in the money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock as of December 31, 1997 (as determined by the closing price of the Company's Common Stock on the date as reported by the Nasdaq National Stock Market ($51.00 per share)).

                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                         FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING
                                                            UNEXERCISED          VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                              SHARES         VALUE          YEAR-END (#)       AT FISCAL YEAR-END(1)($)
                           ACQUIRED ON      REALIZED    --------------------   -------------------------
          NAME             EXERCISE(#)        ($)        VESTED    UNVESTED      VESTED       UNVESTED
          ----            --------------   ----------   --------   ---------   -----------   -----------
Mark Leslie.............      20,000       $  873,890   162,813     252,187    $6,830,945    $7,686,875
Geoffrey W. Squire......          --               --    73,525     134,075    $2,545,436    $4,641,677
Paul A. Sallaberry......      25,495       $1,022,870    44,299     108,886    $1,650,789    $3,056,926
Fred van den Bosch......       2,000       $   86,167   138,431     121,312    $6,170,940    $3,495,173
Peter J. Levine.........      21,096       $  673,049    26,376      85,686    $  867,307    $2,397,056

---------------
(1) These values have not been, and may never be, realized.

                           COMPENSATION OF DIRECTORS

     Non-employee directors receive a specified number of stock options under the Directors Plan as a result of their appointment and subsequent service as directors of the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The VERITAS Compensation Committee ("Veritas Committee"), with input from the VERITAS CEO, makes all decisions involving the cash and stock compensation of the executive officers of VERITAS. During 1997, the VERITAS Committee consisted of the following non-employee directors: Joseph Rizzi, Roel Pieper and Steven Brooks, none of whom have any interlocking relationships as defined by the Commission.

     General Compensation Policy. The VERITAS Committee acts on behalf of the Board to establish the general compensation policy of VERITAS for all employees of VERITAS. The VERITAS Committee typically reviews and sets base salary levels and target bonuses for the VERITAS CEO and other executive officers and reviews compensation guidelines for employees of VERITAS at or about the beginning of each year. The VERITAS Committee administers the Executive Incentive Plan as well as the VERITAS 1993 Equity Incentive Plan ("1993 Plan"), the 1996 Former OpenVision Employee Stock Purchase Plan and the VERITAS 1993 Employee Stock Purchase Plan.

     VERITAS' philosophy in compensating executive officers, including the VERITAS CEO, is to relate compensation to corporate financial performance and individual performance. Thus, VERITAS' compensation policy, which applies to executives and certain other management employees of VERITAS, relates a portion of each individual's total compensation to VERITAS financial objectives set forth at the beginning of VERITAS' fiscal year and quarterly goals set forth at the beginning of each quarter. Long-term equity incentives for executive officers are effected through the granting of stock options under the 1993 Plan. Stock options generally have value for the executive only if the price of the VERITAS Common Stock increases above the fair market value on the grant date and the executive remains in VERITAS' employ for the period required for the shares to vest.

     The base salaries of the executive officers are determined in part by the VERITAS Committee reviewing certain executive compensation surveys and other independent information sources as they are available, such as the Radford Associates. This survey is nationally known for its database of high technology company compensation practices. In addition, the VERITAS Committee members' knowledge of the prevailing competitive salaries in the computer software industry for similar positions is used in setting compensation levels. Practices of such companies with respect to their stock option grants were also reviewed and compared. The VERITAS Committee attempted to target total cash compensation at approximately the 75th percentile of the survey companies.

     In preparing the performance graph for this Joint Proxy Statement/Prospectus, VERITAS used the H & Q Index as its published line of business index, as VERITAS believes that the H & Q Index is a good indication of stock price performance with respect to VERITAS' industry. VERITAS believes that the data contained in the compensation surveys described in the foregoing paragraph, which includes certain companies on the H & Q Index, is a good benchmark with respect to executive compensation practices in VERITAS' industry.

     Base Compensation. The foregoing information was presented to the VERITAS Committee in December 1996. The VERITAS committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective January 1, 1997 for each executive officer, including the VERITAS CEO. The base salaries were targeted at or below the 75th percentile for similar sized companies in the high technology industry for all the executive officers including the VERITAS CEO.

     Incentive Compensation. Under the Executive Incentive Plan, cash bonuses were awarded to an executive officer in the form of both a Profit Bonus and a Qualitative Bonus.

     The Profit Bonus paid to executives is dependent on the net income specified in VERITAS' operating plan. A net income achievement below 90% of the plan would not earn any Profit Bonus for the executive officer while a net income achievement of 90% would entitle the executive officer to 50% of their bonus. Achievement of 100% of the net income would entitle the executive officer to 100% of the Profit Bonus, with any intermediate achievement between 90% and 100% earning a proportional amount of the Profit Bonus. At a net income of 110% of plan, 150% of the Profit Bonus would be earned, with any intermediate achievement between 100% and 110% earning a proportional amount. At a net income of 120% of the plan, 250% of the Profit Bonus would be earned. The maximum Profit Bonus an executive can earn is equal to 250% of their Profit Bonus. In the event that the VERITAS Committee approves a mid-year update of VERITAS' operating plan, then the annual net income objective would be the sum of the first two quarters as specified in the original operating plan, and the second two quarters as specified in the mid-year update. The Profit Bonuses described in the plan are subject to VERITAS Committee review, which has the full authority to modify such bonuses at its discretion.

     An executive officer (excluding the VERITAS CEO) may also earn a Qualitative Bonus based on the executive officer's performance measured against qualitative goals, which are proposed by the executive officer at the beginning of each quarter and approved by the VERITAS CEO. The typical targeted quarterly Qualitative Bonus is in the range of 5% to 10% of the quarterly base salary. In any one quarter, the Qualitative Bonus could be as little as 0%, or up to a maximum of 150% of the bonus target, with the annual total not to exceed 125% of annual bonus target. The VERITAS CEO's subjective judgment of a subordinate's performance was taken into account in determining whether an individual executive's goals were satisfied.

     Stock Options. In 1997, stock options were granted to executive officers to aid in the retention of such officers as employees of VERITAS and to align their interest with those of the Stockholders. Stock options typically have been granted to executive officers when the executive first joins VERITAS, in connection with a significant change in responsibilities and, occasionally, to achieve equity with peers. Stock option positions of executives are reviewed annually relative to their retention value and additional shares may be granted to executives by the VERITAS Committee. The VERITAS Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In 1997, the VERITAS Committee considered these factors, as well as the number of options held by such executive officers as of the date of the grant that remained unvested. In the discretion of the VERITAS Committee, executive officers may also be granted stock options under the 1993 Plan to provide greater incentives to continue their employment with VERITAS and to strive to increase the value of the VERITAS Common Stock. The stock options generally vest over a four-year period and are granted with an exercise price equal to the fair market value of the VERITAS Common Stock on the date of grant.

     For 1998, the VERITAS Committee will be considering whether or not to grant future options under the 1993 Plan to executive officers based on the factors described above, with particular attention to VERITAS' financial objectives and the executive officers' success in obtaining financial and operational objectives established for 1997 and to the number of options currently held by each executive officer that remain unvested. VERITAS' objectives, which are considered by VERITAS to be confidential business information, do not necessarily have an immediate or direct effect on the trading price of the VERITAS Common Stock.

     VERITAS Performance and CEO Compensation. For fiscal 1997, after review of VERITAS' profit performance, which was 17.3% above operating plan, as measured against its objectives, the VERITAS Committee determined that Mr. Leslie should be awarded a Profit Bonus of 133.68% of base salary, or 223% of the target award, in the amount of $326,400. Mr. Leslie was granted a stock option to purchase 127,499 shares of VERITAS Common Stock on June 19, 1997. Such stock option grant began vesting July 1, 1997, and vests monthly over a four-year period. In granting the stock options to Mr. Leslie, the VERITAS Committee reviewed Mr. Leslie's prior outstanding option grants and the number of options that remained unvested. The VERITAS Committee believed that these grants were appropriate to provide Mr. Leslie with proper incentives for 1998 and take into account his prior stock holdings.

     Compliance with Section 162(m) of the Internal Revenue Code of
1986. VERITAS intends to comply with the requirements of Section 162(m) of the Code for 1997. The 1993 Plan is currently in compliance with Section 162(m) by virtue of the inclusion of a limitation on the number of shares that an executive officer may receive under the 1993 Plan. VERITAS does not expect cash compensation for 1997 to be affected by the requirements of Section 162(m).

     Summary. We, the members of the VERITAS Board and the VERITAS Committee, believe that VERITAS' compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for Stockholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in VERITAS' business environment.

                             COMPENSATION COMMITTEE

                       Joseph D. Rizzi
                       Roel Pieper
                       Steven Brooks (resigned April 16, 1997)

                        COMPANY STOCK PRICE PERFORMANCE

     The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company from December 9, 1993 (the effective date of the Company's registration statement with respect to the Company's initial public offering) to December 31, 1997 with the cumulative total return of the S&P 500 Index and the Hambrecht & Quist Technology Index over the same period (assuming the investment of $100 in the Common Stock of the Company and in each of the other indices on the date of the Company's initial public offering, and reinvestment of all dividends).

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's Common Stock.

                COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*
            AMONG VERITAS SOFTWARE CORPORATION, THE S & P 500 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                   VERITAS                                       HAMBRECHT &
            MEASUREMENT PERIOD                    SOFTWARE                                          QUIST
          (FISCAL YEAR COVERED)                  CORPORATION              S & P 500              TECHNOLOGY
12/9/93                                              100                     100                     100
DEC-93                                                88                     100                     103
DEC-94                                                90                     102                     123
DEC-95                                               390                     140                     184
DEC-96                                               765                     172                     229
DEC-97                                              1177                     230                     268

* $100 INVESTED ON 12/09/93 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From January 1, 1997 to the present, there have not been any (and there are currently no proposed) (i) transactions in which the amount involved exceeded $60,000 to which VERITAS or any of its subsidiaries was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of VERITAS Common Stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, or (ii) business relationships between VERITAS and any entity, of which a director of VERITAS is an executive officer or of which a director of VERITAS owns equity interest in excess of 10%, involving payments for property or services in excess of five percent of VERITAS consolidated gross revenues for VERITAS 1997 fiscal year except as already reported or as set forth above under "-- Compensation of Executive Officers."

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 8, 1999 in order to be included in the Company's Proxy Statement and form of proxy relating to the meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission, the Company's directors, certain officers, and greater than 10% stockholders are required to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market and to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company is unaware of any failures during fiscal 1997 to file Forms 3, 4 or 5 and any failures to file such forms in a timely basis.

                             ADDITIONAL INFORMATION

     The Company's Annual Report on Form 10-K is being mailed to stockholders with this Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors does not presently intend to bring any other business before the Meeting, and so far as is known to the Board, no matters are to be acted upon at the Meeting other than the matters described above. However, if any other matter should properly come before the Meeting, the proxy holders named in the enclosed proxy will vote the shares for which they hold proxies in their discretion.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Mark Leslie
                                          President, Chief Executive Officer and
                                          Co-Chairman
                                          of the Board

Dated: April 3, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

PROXY


                          VERITAS SOFTWARE CORPORATION
                     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 April 23, 1998

                        THIS PROXY IS SOLICITED ON BEHALF
           OF THE BOARD OF DIRECTORS OF VERITAS SOFTWARE CORPORATION.


     The undersigned hereby appoints Mark Leslie and Kenneth E. Lonchar, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of VERITAS Software Corporation (the "Company') to be held at 8:30 a.m. PDT on Thursday, April 23, 1998 at the Company's headquarters located at 1600 Plymouth Street, Mountain View, California, 94043 and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters;

                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
           FOR THE ELECTION OF THE SEVEN NOMINEES AND FOR PROPOSAL 2.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                Please mark
                                                                 exactly as [X]
                                                               indicated in
                                                               this example.



                                                                    FOR                           WITHHOLDING
                                                          All nominees listed below                AUTHORITY
                                                           (except as indicated                 to vote for all
                                                           to the contrary below)              nominees listed below

1.  ELECTION OF DIRECTORS.                                           [ ]                                [ ]
    (Instruction: To withhold authority to vote for
    any individual nominee, write that nominee's name
    on the space provided below:
    Nominees:    Mark Leslie           Joseph D.Rizzi
                 Geoffrey W.Squire     William H. Janeway
                 Fred Van den Bosch    Steven Brooks
                 Roel Pieper

    ------------------------------------------------------

2. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE              FOR            AGAINST          ABSTAIN
   COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL
   YEAR ENDING DECEMBER 31, 1998.                                 [  ]              [  ]            [  ]



                                                                   FOR            AGAINST          ABSTAIN
3. THE TRANSACTION OF SUCH BUSINESS AS MAY PROPERLY
   COME BEFORE THE MEETING OR ANY ADJOURNMENT OR                  [  ]              [  ]             [  ]
   POSTPONEMENTS OF THE MEETING.


                       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.


                       WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature(s)                                             Dated:           1998
            ---------------------------------------------      ---------,

Please sign exactly as your name(s) appears) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held at record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary, Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.


--------------------------------------------------------------------------------
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